Exhibit 99.1

Date:	February 3, 2026	NEWS RELEASE

Hubbell Incorporated 40 Waterview Drive Shelton, CT 06484 475-882-4000

HUBBELL REPORTS FOURTH QUARTER 2025 AND
FULL YEAR RESULTS
~~•~~Q4 diluted EPS of $4.19; adjusted diluted EPS of $4.73 (up 15% y/y)
•Q4 net sales +12% (organic +9%; M&A +3%)
•Q4 operating margin 20.9%; adjusted operating margin 23.4% (up 140 bps y/y)
•FY 2025 diluted EPS of $16.54; adjusted diluted EPS of $18.21 (up 10% y/y)
•FY 2026 diluted EPS expected range of $17.30-$18.00; adj. diluted EPS of $19.15-$19.85
SHELTON, CT. (February 3, 2026) – Hubbell Incorporated (NYSE: HUBB) today reported operating results for the fourth quarter and full year ended December 31, 2025.
“Hubbell delivered double-digit growth in net sales, operating profit and diluted earnings per share in the fourth quarter" said Gerben Bakker, Chairman, President and CEO. "9% organic sales growth was driven by strength in Electrical Solutions and Utility T&D markets as datacenter projects, load growth and aging infrastructure resiliency investment generated strong customer demand in front of and behind the meter. Margin expansion was driven by strong organic growth and continued operational execution."
Mr. Bakker continued, “On a full year basis, Hubbell delivered strong financial performance with double digit growth in diluted earnings per share. We made significant further progress in unifying our HES segment to compete collectively, achieved attractive growth across key utility and electrical verticals, proactively managed price/cost/productivity and drove shareholder value creation through strategic capital allocation."

Mr. Bakker concluded, "We are confident in our ability to deliver on our initial 2026 outlook which anticipates continued attractive growth in net sales, operating margin, operating profit and free cash flow. Our outlook is consistent with our long-term financial framework which we believe will deliver differentiated performance for our shareholders in 2026 and beyond."
Certain terms used in this release, including “Net debt”, “Free Cash Flow”, “Organic net sales”, “Organic net sales growth”, “Restructuring-related costs”, “adjusted EBITDA”, and certain other “adjusted” measures, are defined under the section entitled “Non-GAAP Definitions.” See page 9 for more information.

FOURTH QUARTER FINANCIAL HIGHLIGHTS
The comments and year-over-year comparisons in this segment review are based on fourth quarter results in 2025 and 2024.
Utility Solutions segment net sales in the fourth quarter of 2025 increased 10% to $936 million compared to $847 million reported in the fourth quarter of 2024. Organic net sales increased 7% compared to the fourth quarter of 2024, while acquisitions added 4%. Grid Infrastructure net sales increased approximately 18% and Grid Automation net sales decreased by approximately 8%. Segment operating income in the fourth quarter of 2025 was $202 million, or 21.5% of net sales, compared to $168 million, or 19.8% of net sales in the same period of 2024. Adjusted operating income was $235 million, or 25.1% of net sales, in the fourth quarter of 2025 as compared to $196 million, or 23.1% of net sales in the same period of the prior year. Changes in operating income and operating margin were primarily due to volume growth in Grid Infrastructure, the impact of acquisitions and favorable price and productivity, partially offset by volume declines in Grid Automation as well as higher cost inflation, raw material costs and tariffs.
Electrical Solutions segment net sales in the fourth quarter of 2025 increased 14% to $557 million compared to $487 million in the fourth quarter of 2024. Organic net sales increased 13% in the quarter, while acquisitions added 1%. Segment operating income in the fourth quarter of 2025 was $110 million, or 19.7% of net sales, compared to $92 million, or 18.9% of net sales in the same period of 2024. Adjusted operating income was $114 million, or 20.5% of net sales, in the fourth quarter of 2025 as compared to $97 million, or 19.9% of net sales in the same period of the prior year. Changes in operating income and operating margin were driven primarily by volume growth and favorable price realization and productivity, partially offset by higher cost inflation, raw material costs and tariffs.
Adjusted diluted EPS in the fourth quarter of 2025 excludes $0.50 of amortization of acquisition-related intangible assets and $0.04 of transaction, integration, and separation costs. Adjusted diluted EPS in the fourth quarter of 2024 results exclude $0.44 of amortization of acquisition-related intangible assets and $0.03 of transaction, integration, and separation costs.
Net cash provided by operating activities was $447.5 in the fourth quarter of 2025 versus $432.4 in the comparable period of 2024. Free cash flow was $388.8 in the fourth quarter of 2025 versus $364.4 reported in the comparable period of 2024.

SUMMARY & OUTLOOK

For the full year 2026, Hubbell anticipates total sales growth of 7-9% including organic sales growth of 5-7%. Hubbell expects 2026 GAAP diluted earnings per share in the range of $17.30 to $18.00 and adjusted diluted earnings per share (“Adjusted EPS”) in the range of $19.15 to $19.85. Adjusted EPS excludes amortization of acquisition-related intangible assets, which the Company expects to be approximately $1.70 per share and approximately $0.15 per share for transaction, integration, and separation costs for the full year. The Company believes Adjusted EPS is a useful measure of underlying financial performance in light of our acquisition strategy.
The diluted earnings per share and Adjusted EPS ranges are based on an adjusted tax rate of approximately 22.5% and include $15-20 million of anticipated restructuring and related investment. The Company expects full year 2026 free cash flow conversion of 90% or greater on adjusted net income.

CONFERENCE CALL
Hubbell will conduct an earnings conference call to discuss its fourth quarter 2025 and full year financial results today, February 3, 2026 at 10:00 a.m. ET. A live audio of the conference call will be available and can be accessed by visiting Hubbell's "Investor Relations - Events/Presentations" section of www.hubbell.com. Audio replays will also be available at the conclusion of the call by visiting www.hubbell.com and selecting "Investors" from the options at the bottom of the page and then "Events/Presentations" from the drop-down menu.

FORWARD-LOOKING STATEMENTS
Certain statements contained herein may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements generally relate to our expectations and beliefs regarding our financial results, condition and outlook, projections of future performance, anticipated growth and end markets, changes in operating results, market conditions and economic conditions, expected capital resources, liquidity, financial performance, pension funding and results of operations, plans, strategies, opportunities, developments and productivity initiatives, competitive positioning, and trends in particular markets or industries. In addition, statements related to our long-term financial framework achieving differentiated long-term performance for shareholders, our outlook for 2026 and beyond, and all statements set forth in the “Summary & Outlook” section above, as well as other statements that are not strictly historic in nature, are forward-looking. These statements may be identified by the use of forward-looking words or phrases such as “believe”, “expect”, “anticipate”, “intend”, “depend”, “plan”, “estimated”, “predict”, “target”, “should”, “could”, “may”, “subject to”, “continues”, “growing”, “prospective”, “forecast”, “projected”, “purport”, “might”, “if”, “contemplate”, “potential”, “pending”, “target”, “goals”, “scheduled”, “will”, “will likely be”, and similar words and phrases. Such forward-looking statements are based on our current expectations and involve numerous assumptions, known and unknown risks, uncertainties and other factors which may cause actual and future performance or the Company’s achievements to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements. Such factors include, but are not limited to: the impact of trade tariffs, import quotas or other trade actions, restrictions or measures taken by the United States, China, Mexico, the United Kingdom, member states of the European Union, and other countries, including the recent and ongoing potential changes in U.S. trade policies, that may be made by the current or a future presidential administration and changes in trade policies in other countries made in response to changes in the U.S. trade policies; the general impact of inflation on our business, including the impact on raw materials costs, elevated interest rates and increased energy costs and our ability to implement and maintain pricing actions that we have taken to cover higher costs and protect our margin profile; economic and business conditions in particular industries, markets or geographic regions, as well the potential for macro-economic effects of the U.S. government federal deficit, and continued inflation, a significant economic slowdown, stagflation or recession; effects of unfavorable foreign currency exchange rates and the potential use of hedging instruments to hedge the exposure to fluctuating rates of foreign currency exchange on inventory purchases; supply chain disruptions and availability, costs and quantity of raw materials, purchased components, energy and freight; changes in demand for our products, market conditions, product quality, or product availability adversely affecting sales levels; ability to effectively develop and introduce new products; changes in markets or competition adversely affecting realization of price increases; continued softness in the grid automation market of Utility Solutions and residential market of Electrical Solutions; failure to achieve projected levels of efficiencies, and maintain cost savings and cost reduction measures, including those expected as a result of our lean initiatives and strategic sourcing plans; failure to comply with import and export laws; changes relating to impairment of our goodwill and other intangible assets; inability to access capital markets or failure to maintain our credit ratings; changes in expected or future levels of operating cash flow, indebtedness and capital spending; regulatory issues, changes in tax laws and policies, including changes in current U.S. income tax rates multijurisdictional implementation of the Organisation for Economic Co-operation and Development’s comprehensive base erosion and profit shifting plan, or changes in geographic profit mix affecting tax rates and availability of tax incentives; a major disruption in one or more of our manufacturing or distribution facilities or headquarters, including the impact of plant consolidations and relocations; changes in our relationships with, or the financial condition or performance of, key distributors and other customers, agents or business partners which could adversely affect our results of operations; impact of productivity improvements on lead times, quality and delivery of product; anticipated future contributions and assumptions including increases in interest rates and changes in plan assets with respect to pensions and other retirement benefits, as well as pension withdrawal liabilities; adjustments to product warranty accruals in response to claims incurred, historical experiences and known costs; unexpected costs or charges, certain of which might be outside of our control; changes in strategy due to economic conditions or other conditions outside of our control affecting anticipated future global product sourcing levels; ability to carry out future acquisitions and strategic investments in our core businesses as well as the acquisition related costs; the impact of and ability to fully manage and integrate acquired businesses, such as the acquisitions of Northern Star Holdings, Inc. (the Systems Control business), Alliance USAcqCo 2, Inc. (the Ventev business), Nicor, Inc. (the Nicor business), and Power Rose Acquisition, Inc. (the DMC Power business), as well as the failure to realize expected synergies and benefits anticipated when we make an acquisition due to potential adverse reactions or changes to business or employee relationships resulting from completion of the transaction, competitive responses to the transaction, the possibility that the anticipated benefits of the transaction are not realized when expected or at all, including as a result of the impact of, or problems arising from, the integration of an acquired business, diversion of management’s attention from ongoing business operations and opportunities, and litigation relating to the transaction; the impact of certain divestitures, including the benefits and costs of the sale of the residential lighting business; political unrest and military actions in foreign countries, including the conflicts in Ukraine and the Middle East and trade tensions with China, as well as the impact on world markets and energy supplies and prices resulting therefrom; and other factors described in our Securities and Exchange Commission filings, including in the “Business”, “Risk Factors”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, “Forward-Looking Statements” and “Quantitative and Qualitative Disclosures about Market Risk” sections in our Annual Report on Form 10-K for the year ended December 31, 2024 and Quarterly Reports on Form 10-Q. Any such forward-looking statements are not guarantees of future performance and actual results, developments and business decisions may differ from those contemplated by such forward-looking statements. The Company disclaims any duty to update any forward-looking statement, all of which are expressly qualified by the foregoing, other than as required by law.

About the Company
Hubbell Incorporated is a leading manufacturer of utility and electrical solutions enabling customers to operate critical infrastructure safely, reliably and efficiently. With 2025 revenues of $5.8 billion, Hubbell solutions electrify economies and energize communities. The corporate headquarters is located in Shelton, CT.

Contact:

Dan Innamorato
Hubbell Incorporated
40 Waterview Drive
P.O. Box 1000
Shelton, CT 06484
(475) 882-4000

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NON-GAAP DEFINITIONS
References to "adjusted" operating measures exclude the impact of certain costs, gains or losses. Management believes these adjusted operating measures provide useful information regarding our underlying performance from period to period and an understanding of our results of operations without regard to items we do not consider a component of our core operating performance. Adjusted operating measures are non-GAAP measures, and include adjusted operating income, adjusted operating margin, adjusted net income attributed to Hubbell Incorporated, adjusted net income available to common shareholders, adjusted earnings per diluted share, and Adjusted EBITDA. These non-GAAP measures exclude, where applicable:
•Amortization of all intangible assets associated with our business acquisitions, including inventory step-up amortization associated with those acquisitions. The intangible assets associated with our business acquisitions arise from the allocation of the purchase price using the acquisition method of accounting in accordance with Accounting Standards Codification 805, “Business Combinations.” These assets consist primarily of customer relationships, developed technology, trademarks and tradenames, and patents, as reported in Note 7—Goodwill and Other Intangible Assets, under the heading “Total Definite-Lived Intangibles,” within the Company’s audited consolidated financial statements set forth in its Annual Report on Form 10-K for Fiscal Year Ended December 31, 2024. The Company excludes these non-cash expenses because we believe it (i) enhances management’s and investors’ ability to analyze underlying business performance, (ii) facilitates comparisons of our financial results over multiple periods, and (iii) provides more relevant comparisons of our results with the results of other companies as the amortization expense associated with these assets may fluctuate significantly from period to period based on the timing, size, nature, and number of acquisitions. Although we exclude amortization of these acquired intangible assets and inventory step-up from our non-GAAP results, we believe that it is important for investors to understand that revenue generated, in part, from such intangibles is included within revenue in determining adjusted net income attributable to Hubbell Incorporated.
•Transaction, integration, and separation costs associated with our business acquisitions and divestitures. The effect that acquisitions and divestitures may have on our results fluctuate significantly based on the timing, size, and number of transactions, and therefore results in significant volatility in the costs to complete transactions and integrate or separate the businesses. Transaction costs are primarily professional services and other fees incurred to complete the transactions. Integration and separation costs are the internal and external incremental costs directly relating to these activities for the acquired or divested business. The acquisition and integration of DMC Power resulted in significant transaction and integration costs, and the acquisitions and disposition completed by the Company in the fourth quarter of 2023 resulted in a significant increase in transaction, integration and separation costs. As a result, we believe excluding such costs relating to these transactions provides useful and more comparable information for investors to better assess our operating performance from period to period.

•Gains or losses from the disposition of a business. The Company excludes these gains or losses because we believe it enhances management's and investors' ability to analyze underlying business performance and facilitates comparisons of our financial results over multiple periods. In the first quarter of 2024 the Company recognized a $5.3 million pre-tax loss on the disposition of the residential lighting business. In the second quarter of 2025 the Company recognized a $0.4 million pre-tax loss on the disposition of a product line in the HES segment.
•The income tax effect directly related to the disposition of the residential lighting business. In the first quarter of 2024 the Company recognized $6.8 million of income tax expense on the sale of the residential lighting business, primarily driven by differences between book and tax basis in goodwill.
•Income tax effects of the above adjustments, which are calculated using the statutory tax rate, taking into consideration the nature of the item and the relevant taxing jurisdiction, unless otherwise noted.

Adjusted EBITDA is a non-GAAP measure that excludes the items noted above and also excludes the Other income (expense), net, Interest expense, net, and Provision for income taxes captions of the Condensed Consolidated Statement of Income, as well as depreciation and amortization expense.
Net debt (defined as total debt less cash and investments) to total capital is a non-GAAP measure that we believe is a useful measure for evaluating the Company's financial leverage and the ability to meet its funding needs.
Free cash flow is a non-GAAP measure that we believe provides useful information regarding the Company's ability to generate cash without reliance on external financing. In addition, management uses free cash flow to evaluate the resources available for investments in the business, strategic acquisitions and further strengthening the balance sheet.
In connection with our restructuring and related actions we have incurred restructuring costs as defined by U.S. GAAP, which are primarily severance and employee benefits, asset impairments, accelerated depreciation, as well as facility closure, contract termination and certain pension costs that are directly related to restructuring actions. We also incur restructuring-related costs, which are costs associated with our business transformation initiatives, including the consolidation of back-office functions and streamlining our processes, and certain other costs and gains associated with restructuring actions. We refer to these costs on a combined basis as "restructuring and related costs", which is a non-GAAP measure.

Organic net sales, a non-GAAP measure, represents net sales according to U.S. GAAP, less net sales from acquisitions and divestitures during the first twelve months of ownership or divestiture, respectively, less the effect of fluctuations in net sales from foreign currency exchange. The period-over-period effect of fluctuations in net sales from foreign currency exchange is calculated as the difference between local currency net sales of the prior period translated at the current period exchange rate as compared to the same local currency net sales translated at the prior period exchange rate. We believe this measure provides management and investors with a more complete understanding of underlying operating results and trends of established, ongoing operations by excluding the effect of acquisitions, dispositions and foreign currency, as these activities can obscure underlying trends. When comparing net sales growth between periods excluding the effects of acquisitions, business dispositions and currency exchange rates, those effects are different when comparing results for different periods. For example, because net sales from acquisitions are considered inorganic from the date we complete an acquisition through the end of the first year following the acquisition, net sales from such acquisition are reflected as organic net sales thereafter.
There are limitations to the use of non-GAAP measures. Non-GAAP measures do not present complete financial results. We compensate for this limitation by providing a reconciliation between our non-GAAP financial measures and the respective most directly comparable financial measure calculated and presented in accordance with GAAP. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies’ non-GAAP financial measures having the same or similar names. These financial measures should not be considered in isolation from, as substitutes for, or alternative measures of, reported GAAP financial results, and should be viewed in conjunction with the most comparable GAAP financial measures and the provided reconciliations thereto. We believe, however, that these non-GAAP financial measures, when viewed together with our GAAP results and related reconciliations, provide a more complete understanding of our business. We strongly encourage investors to review our consolidated financial statements and publicly filed reports in their entirety and not rely on any single financial measure.

Reconciliations of each of these non-GAAP measures to the most directly comparable GAAP measure can be found in the tables below. When we provide our expectations for organic net sales, adjusted effective tax rate, adjusted diluted EPS and free cash flow on a forward-looking basis, a reconciliation of the differences between the non-GAAP expectations and the corresponding GAAP measures (expected net sales, effective tax rate, diluted EPS and net cash flows provided by operating activities) generally is not available without unreasonable effort due to potentially high variability, complexity and low visibility as to the items that would be excluded from the GAAP measure in the relevant future period, such as unusual gains and losses, fluctuations in foreign currency exchange rates, the impact and timing of potential acquisitions and divestitures, certain financing costs, and other structural changes or their probable significance. The variability of the excluded items may have a significant, and potentially unpredictable, impact on our future GAAP results.

HUBBELL INCORPORATED
Condensed Consolidated Statement of Income
(unaudited)
(in millions, except per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2025	2024	2025	2024
Net Sales	$1,492.7	$1,334.3	$5,844.6	$5,628.5
Cost of goods sold	967.6	882.1	3,780.5	3,722.9
Gross profit	525.1	452.2	2,064.1	1,905.6
Selling & administrative expenses	213.6	192.5	855.3	812.5
Operating income	311.5	259.7	1,208.8	1,093.1
Operating income as a % of Net sales	20.9%	19.5%	20.7%	19.4%
Loss on disposition of business	—	—	(0.4)	(5.3)
Interest expense, net	(22.2)	(14.2)	(64.1)	(73.8)
Other (expense) income, net	(7.8)	0.3	(25.2)	(7.2)
Total other expense, net	(30.0)	(13.9)	(89.7)	(86.3)
Income before income taxes	281.5	245.8	1,119.1	1,006.8
Provision for income taxes	56.3	46.4	227.2	222.1
Net income	225.2	199.4	891.9	784.7
Less: Net income attributable to noncontrolling interest	(1.0)	(1.2)	(4.8)	(5.7)
Net income attributable to Hubbell Incorporated	$224.2	$198.2	$887.1	$779.0

Earnings per share:
Basic earnings per share	$4.21	$3.69	$16.63	$14.49
Diluted earnings per share	$4.19	$3.66	$16.54	$14.39

HUBBELL INCORPORATED
Condensed Consolidated Balance Sheet
(unaudited)
(in millions)

	December 31, 2025	December 31, 2024
ASSETS
Cash and cash equivalents	$482.5	$329.1
Short-term investments	15.4	15.9
Accounts receivable (net of allowances of $13.9 and $11.3)	856.9	756.0
Inventories, net	1,083.8	1,010.4
Other current assets	155.4	146.5
TOTAL CURRENT ASSETS	2,594.0	2,257.9
Property, plant, and equipment, net	841.2	726.6
Investments	98.4	84.9
Goodwill	3,060.8	2,500.8
Other intangible assets, net	1,394.3	1,080.0
Other long-term assets	240.1	197.5
TOTAL ASSETS	$8,228.8	$6,847.7
LIABILITIES AND EQUITY
Short-term debt and current portion of long-term debt	$289.1	$125.4
Accounts payable	570.5	541.7
Accrued salaries, wages and employee benefits	115.4	145.7
Accrued insurance	83.0	89.0
Other accrued liabilities	450.7	372.4
TOTAL CURRENT LIABILITIES	1,508.7	1,274.2
Long-term debt	2,036.3	1,442.7
Other non-current liabilities	825.9	720.2
TOTAL LIABILITIES	4,370.9	3,437.1
Hubbell Incorporated Shareholders’ Equity	3,847.9	3,396.2
Noncontrolling interest	10.0	14.4
TOTAL EQUITY	3,857.9	3,410.6
TOTAL LIABILITIES & EQUITY	$8,228.8	$6,847.7

HUBBELL INCORPORATED
Condensed Consolidated Statement of Cash Flows
(unaudited)
(in millions)

	Twelve Months Ended December 31,
	2025	2024
Cash Flows From Operating Activities
Net income attributable to Hubbell	$887.1	$779.0
Depreciation and amortization	206.1	212.1
Deferred income taxes	11.0	2.0
Stock-based compensation expense	33.0	30.6
Loss on disposition of business	0.4	5.3
Loss on sale of assets	1.2	1.0
Changes in assets and liabilities, net of acquisitions
Accounts receivable, net	(68.2)	22.2
Inventories, net	(32.3)	(24.2)
Accounts payable	6.3	(13.6)
Current liabilities	33.3	(24.3)
Other assets and liabilities, net	4.6	14.9
Contributions to defined benefit pension plans	(41.4)	(1.3)
Other, net	(11.3)	(12.5)
Net cash provided by operating activities	1,029.8	991.2
Cash Flows From Investing Activities
Capital expenditures	(155.1)	(180.4)
Acquisition of businesses, net of cash acquired	(958.3)	5.9
Proceeds from disposal of business, net of cash	2.6	122.9
Purchases of available-for-sale investments	(25.2)	(21.0)
Proceeds from sales of available-for-sale investments	16.7	15.8
Other, net	24.7	(2.3)
Net cash used in investing activities	(1,094.6)	(59.1)
Cash Flows From Financing Activities
Issuance of long-term debt	1,000.0	—
Payment of long-term debt	(400.0)	(600.0)
Issuance of short-term debt	164.0	22.9
Payment of short-term debt	(0.3)	—
Payment of dividends	(286.6)	(267.3)
Debt issuance costs	(9.2)	—
Repurchase of common shares	(225.0)	(40.0)
Other, net	(39.3)	(39.0)
Net cash provided (used in) by financing activities	203.6	(923.4)
Effect of foreign exchange rate changes on cash and cash equivalents	13.9	(16.4)
Increase (decrease) in cash, cash equivalents and restricted cash	152.7	(7.7)
Cash and cash equivalents, beginning of year	329.1	336.1
Restricted cash, included in other assets, beginning of year	2.5	3.2
Less: Restricted cash, included in other assets	1.8	2.5
Cash and cash equivalents, end of year	$482.5	$329.1

HUBBELL INCORPORATED
Earnings Per Share
(unaudited)
(in millions, except per share amounts)

	Three Months Ended December 31,			Twelve Months Ended December 31,
	2025	2024	Change	2025	2024	Change
Net income attributable to Hubbell (GAAP measure)	$224.2	$198.2	13%	$887.1	$779.0	14%
Amortization of acquisition-related intangible assets	35.0	31.3		109.6	127.3
Transaction, integration & separation costs	2.8	1.9		7.0	13.8
Loss on disposition of business	—	—		0.4	5.3
Subtotal	$262.0	$231.4		$1,004.1	$925.4
Income tax effects	8.5	8.0		27.3	27.4
Adjusted net income	$253.5	$223.4	13%	$976.8	$898.0	9%

Numerator:
Net income attributable to Hubbell (GAAP measure)	$224.2	$198.2		$887.1	$779.0
Less: Earnings allocated to participating securities	(0.4)	(0.4)		(1.5)	(1.5)
Net income available to common shareholders (GAAP measure) [a]	$223.8	$197.8	13%	$885.6	$777.5	14%

Adjusted net income	$253.5	$223.4		$976.8	$898.0
Less: Earnings allocated to participating securities	(0.4)	(0.4)		(1.6)	(1.7)
Adjusted net income available to common shareholders [b]	$253.1	$223.0	13%	$975.2	$896.3	9%

Denominator:
Average number of common shares outstanding [c]	53.2	53.6		53.2	53.7
Potential dilutive shares	0.3	0.4		0.3	0.3
Average number of diluted shares outstanding [d]	53.5	54.0		53.5	54.0

Earnings per share (GAAP measure):
Basic [a] / [c]	$4.21	$3.69		$16.63	$14.49
Diluted [a] / [d]	$4.19	$3.66	14%	$16.54	$14.39	15%

Adjusted earnings per diluted share [b] / [d]	$4.73	$4.13	15%	$18.21	$16.59	10%

HUBBELL INCORPORATED
Segment Information
(unaudited)
(in millions)

Hubbell Incorporated	Three Months Ended December 31,			Twelve Months Ended December 31,
	2025	2024	Change	2025	2024	Change
Net Sales [a]	$1,492.7	$1,334.3	12%	$5,844.6	$5,628.5	4%

Operating Income
GAAP measure [b]	$311.5	$259.7	20%	$1,208.8	$1,093.1	11%
Amortization of acquisition-related intangible assets	35.0	31.3		109.6	127.3
Transaction, integration & separation costs	2.8	1.9		7.0	13.8
Adjusted operating income [c]	$349.3	$292.9	19%	$1,325.4	$1,234.2	7%

Operating margin
GAAP measure [b] / [a]	20.9%	19.5%	+140 bps	20.7%	19.4%	+130 bps
Adjusted operating margin [c] / [a]	23.4%	22.0%	+140 bps	22.7%	21.9%	+80 bps

Utility Solutions	Three Months Ended December 31,			Twelve Months Ended December 31,
	2025	2024	Change	2025	2024	Change
Net Sales [a]	$935.9	$847.1	10%	$3,672.3	$3,600.7	2%

Operating Income
GAAP measure [b]	$201.6	$167.7	20%	$789.9	$731.8	8%
Amortization of acquisition-related intangible assets	30.5	27.5		90.2	111.2
Transaction, integration & separation costs	2.8	0.9		6.5	6.5
Adjusted operating income [c]	$234.9	$196.1	20%	$886.6	$849.5	4%

Operating margin
GAAP measure [b] / [a]	21.5%	19.8%	+170 bps	21.5%	20.3%	+120 bps
Adjusted operating margin [c] / [a]	25.1%	23.1%	+200 bps	24.1%	23.6%	+50 bps

Electrical Solutions	Three Months Ended December 31,			Twelve Months Ended December 31,
	2025	2024	Change	2025	2024	Change
Net Sales [a]	$556.8	$487.2	14%	$2,172.3	$2,027.8	7%

Operating Income
GAAP measure [b]	$109.9	$92.0	19%	$418.9	$361.3	16%
Amortization of acquisition-related intangible assets	4.5	3.8		19.4	16.1
Transaction, integration & separation costs	—	1.0		0.5	7.3
Adjusted operating income [c]	$114.4	$96.8	18%	$438.8	$384.7	14%

Operating margin
GAAP measure [b] / [a]	19.7%	18.9%	+80 bps	19.3%	17.8%	+150 bps
Adjusted operating margin [c] / [a]	20.5%	19.9%	+60 bps	20.2%	19.0%	+120 bps

HUBBELL INCORPORATED
Organic Net Sales Growth
(unaudited)
(in millions and percentage change)

Hubbell Incorporated	Three Months Ended December 31,				Twelve Months Ended December 31,
	2025	Inc/(Dec)%	2024	Inc/(Dec)%	2025	Inc/(Dec)%	2024	Inc/(Dec)%
Net sales growth (decline) (GAAP measure)	$158.4	11.9	$(11.5)	(0.8)	$216.1	3.8	$255.6	4.7
Impact of acquisitions	35.5	2.7	75.1	5.6	56.4	1.0	421.0	7.8
Impact of divestitures	—	—	(42.1)	(3.1)	(21.1)	(0.4)	(163.0)	(3.0)
Foreign currency exchange	4.1	0.3	(4.0)	(0.3)	(5.0)	(0.1)	(4.4)	(0.1)
Organic net sales growth (decline) (non-GAAP measure)	$118.8	8.9	$(40.5)	(3.0)	$185.8	3.3	$2.0	—

Utility Solutions	Three Months Ended December 31,				Twelve Months Ended December 31,
	2025	Inc/(Dec)%	2024	Inc/(Dec)%	2025	Inc/(Dec)%	2024	Inc/(Dec)%
Net sales growth (GAAP measure)	$88.8	10.5	$35.7	4.5	$71.6	2.0	$339.0	10.4
Impact of acquisitions	30.0	3.6	75.1	9.3	35.4	1.0	421.0	12.9
Impact of divestitures	—	—	—	—	—	—	—	—
Foreign currency exchange	1.9	0.2	(2.6)	(0.3)	(2.9)	(0.1)	(3.7)	(0.1)
Organic net sales growth (decline) (non-GAAP measure)	$56.9	6.7	$(36.8)	(4.5)	$39.1	1.1	$(78.3)	(2.4)

Electrical Solutions	Three Months Ended December 31,				Twelve Months Ended December 31,
	2025	Inc/(Dec)%	2024	Inc/(Dec)%	2025	Inc/(Dec)%	2024	Inc/(Dec)%
Net sales growth (decline) (GAAP measure)	$69.6	14.3	$(47.2)	(8.9)	$144.5	7.1	$(83.4)	(3.9)
Impact of acquisitions	5.5	1.1	—	—	21.0	1.0	—	—
Impact of divestitures	—	—	(42.1)	(7.9)	(21.1)	(1.0)	(163.0)	(7.7)
Foreign currency exchange	2.2	0.5	(1.4)	(0.3)	(2.1)	(0.1)	(0.7)	—
Organic net sales growth (decline) (non-GAAP measure)	$61.9	12.7	$(3.7)	(0.7)	$146.7	7.2	$80.3	3.8

HUBBELL INCORPORATED
Adjusted EBITDA
(unaudited)
(in millions)

	Three Months Ended December 31,
	2025	2024	Change
Net income	$225.2	$199.4	13%
Provision for income taxes	56.3	46.4
Interest expense, net	22.2	14.2
Other (income) expense, net	7.8	(0.3)
Depreciation and amortization	61.5	53.3
Loss on disposition of business	—	—
Subtotal	147.8	113.6
Adjusted EBITDA	$373.0	$313.0	19%

	Twelve Months Ended December 31,
	2025	2024	Change
Net income	$891.9	$784.7	14%
Provision for income taxes	227.2	222.1
Interest expense, net	64.1	73.8
Other (income) expense, net	25.2	7.2
Depreciation and amortization	206.1	212.1
Loss on disposition of business	0.4	5.3
Subtotal	523.0	520.5
Adjusted EBITDA	$1,414.9	$1,305.2	8%

HUBBELL INCORPORATED
Restructuring and Related Costs Included in Consolidated Results
(unaudited)
(in millions, except per share amounts)

	Three Months Ended December 31,
	2025	2024	2025	2024	2025	2024
	Costs of goods sold		S&A expense		Total
Restructuring costs (GAAP measure)	$1.7	$1.4	$0.1	$0.4	$1.8	$1.8
Restructuring related costs	1.1	1.0	0.5	0.8	1.6	1.8
Restructuring and related costs (non-GAAP measure)	$2.8	$2.4	$0.6	$1.2	$3.4	$3.6

	Twelve Months Ended December 31,
	2025	2024	2025	2024	2025	2024
	Costs of goods sold		S&A expense		Total
Restructuring costs (GAAP measure)	$9.9	$9.3	$2.1	$3.5	$12.0	$12.8
Restructuring related costs	4.0	3.8	0.9	2.9	4.9	6.7
Restructuring and related costs (non-GAAP measure)	$13.9	$13.1	$3.0	$6.4	$16.9	$19.5

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2025	2024	2025	2024
Restructuring and related costs included in Cost of goods sold (non-GAAP measure)
Utility Solutions	$1.1	$0.9	$7.0	$4.5
Electrical Solutions	1.7	1.5	6.9	8.6
Total	$2.8	$2.4	$13.9	$13.1
Restructuring and related costs (benefit) included in Selling & administrative expenses (non-GAAP measure)
Utility Solutions	$0.4	$(0.2)	$1.2	$1.4
Electrical Solutions	0.2	1.4	1.8	5.0
Total	$0.6	$1.2	$3.0	$6.4

Impact on Income before income taxes (non-GAAP measure)	$3.4	$3.6	$16.9	$19.5
Impact on Net income available to Hubbell common shareholders (non-GAAP measure)	2.6	2.8	12.9	14.8
Impact on Diluted earnings per share (non-GAAP measure)	$0.05	$0.05	$0.24	$0.27

HUBBELL INCORPORATED
Additional Non-GAAP Financial Measures
(unaudited)
(in millions)
Ratios of Total Debt to Total Capital and Net Debt to Total Capital

	December 31, 2025	December 31, 2024
Total Debt (GAAP measure)	$2,325.4	$1,568.1
Total Hubbell Shareholders’ Equity	3,847.9	3,396.2
Total Capital	$6,173.3	$4,964.3
Total Debt to Total Capital (GAAP measure)	38%	32%
Less: Cash and Investments	$596.3	$429.9
Net Debt (non-GAAP measure)	$1,729.1	$1,138.2
Net Debt to Total Capital (non-GAAP measure)	28%	23%

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2025	2024	2025	2024
Net cash provided by operating activities (GAAP measure)	$447.5	$432.4	$1,029.8	$991.2
Less: Capital expenditures	(58.7)	(68.0)	(155.1)	(180.4)
Free cash flow (non-GAAP measure)	$388.8	$364.4	$874.7	$810.8